Exhibit 10.1

CONSULTING AND SEPARATION AGREEMENT

THIS CONSULTING AND SEPARATION AGREEMENT (the “Agreement”) is entered into by and between Aratana Therapeutics, Inc., a Delaware corporation (the "Company") and the "Consultant" indicated on the signature page below.  The Agreement shall become effective as of the “Effective Date” indicated on the signature page below.

INTRODUCTION:

WHEREAS, Consultant and the Company have previously entered into (i) that certain Employment Agreement, effective as of December 18, 2012, as amended as of April 26, 2013  (the “Employment Agreement”) and (ii) a Non-Disclosure and Assignment Agreement dated December 18, 2012 (the “Non-Disclosure and Assignment Agreement”);

WHEREAS, the Company and Consultant desire that Consultant’s employment with the Company terminate as set forth in this Agreement; and

WHEREAS, the Company and the Consultant desire to establish the terms and conditions under which the Consultant will continue to provide services to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.Termination.  Consultant’s employment with the Company is terminated effective as of September 30, 2016 (such date, the “Termination Date”).  Effective as of the Termination Date, Consultant will no longer serve as Chief Commercial Officer of the Company or in any officer position, employee or other position with the Company or any of its subsidiaries, except as otherwise expressly set forth herein. In addition, effective as of the Termination Date, Consultant shall cease to exercise or convey any authority (actual, apparent, or otherwise) on behalf of, the Company and its subsidiaries, except as otherwise specifically requested by the Company in connection with the services provided pursuant to this Agreement.   Consultant agrees that notwithstanding any contrary terms in the documents governing the stock options and other equity or equity-based compensation awards (the “Equity Awards”) of the Company held by Consultant (collectively, the “Award Agreements”), Consultant’s termination of employment on the Termination Date shall constitute a termination of “Continuous Service” and/or “Termination of Service” for purposes of the Award Agreements, respectively.  As a result, Consultant agrees that, as of the Termination Date, all then-unvested Equity Awards held by Consultant will be forfeited, terminated and cancelled for no consideration.  Any vested Equity Awards or Equity Awards held by the Consultant that vest on or prior to the Termination Date (including those Equity Awards that vest as a result of Consultant’s employment termination) shall continue to be subject to the terms of the Award Agreements (after giving effect to this Section 1), including the applicable post-termination exercise period for Equity Awards that are stock options (which post-termination exercise period Consultant agrees commences on the Termination Date).

2.Employment Agreement; Non-Disclosure and Assignment Agreement.  Consultant agrees that she will continue to be bound by the provisions of the Employment Agreement that are intended to continue beyond Consultant’s termination of employment from the Company, including but not limited to Sections 2.2 and 2.3 of the Employment Agreement.  In addition, Consultant agrees that she will continue to be bound by the terms of the Non-Disclosure and Assignment Agreement, which shall be in addition to the confidentiality, ownership and similar provisions in this Agreement.  Following the Termination Date, Consultant shall no longer be entitled to any compensation or benefits under the Employment Agreement, except that when Consultant incurs a “separation from service” from the Company (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, the “Separation from Service”) she shall be entitled to receive $162,500.00, less standard deductions and withholdings, paid in equal installments over a period of six (6) months following the date of such Separation from Service (the “Separation Payments”).  Consultant’s right to receive the Separation Payments shall be subject to Consultant’s (x) furnishing to the Company an executed Release (as defined in and attached to the Employment Agreement) that is dated on or after the Consultant’s Separation from Service and no later than forty-five (45) days following the Separation from Service, and (y) allowing the Release to become effective in accordance with its terms.  As of the Termination Date, Consultant will also be entitled to receive vesting of the portion of Equity Awards held by Consultant that were granted on January 25, 2013, June 26, 2013 and November 17, 2013 that would have vested over the six (6) month period following the Termination Date had Consultant remained continuously employed during such period.  Additionally, as of the Termination Date and only to the extent that doing so will not result in adverse tax consequences or violate applicable law, Consultant will be entitled to receive the benefits provided in Section 4.5.3(ii) of the Employment Agreement for a termination that does not occur during the “Double-Trigger Period,” as the term is defined in the Employment Agreement.

3.Services.  Beginning as of October 3, 2016, the Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company including, but not limited to, the services specified on Schedule A to this Agreement (the “Services”).  Consultant shall perform the Services in a timely, professional and workmanlike manner, consistent with industry standards.  Consultant shall comply with all applicable laws, rules and regulations in connection with its performance of the Services hereunder.  Consultant and the Company acknowledge and agree that the level of Services Consultant will perform under this Agreement is currently expected to result in Consultant not incurring a Separation from Service until the expiration of the Consulting Period (as defined below).

4.Term.  The Services shall commence on October 3, 2016, and shall continue for the period of time set forth on Schedule A, as may be extended by mutual written agreement or as expressly provided for on Schedule A, unless sooner terminated in accordance with the provisions of Section 6 (such period, as it may be extended or earlier terminated, being referred to as the “Consulting Period”).

5.Compensation.  Consultant shall be entitled to the following during the Consulting Period:

(a)Consulting Fees.  The Company shall pay to the Consultant consulting fees in the amount set forth on Schedule A.  Except to the extent Schedule A provides otherwise, the Consultant shall send the Company a written invoice for the Services rendered at the end of each month, and the Company shall pay the consulting fees due to the Consultant according to Schedule A on a monthly basis within thirty (30) days after Company’s receipt of Consultant’s proper invoice therefore, unless disputed in good faith.

(b)Reimbursement of Expenses.  Except to the extent expressly provided for in Schedule A, Consultant shall be solely responsible for, and the Company shall have no obligation to reimburse, any costs and expenses incurred by Consultant in connection with Consultant’s performance of the Services.

(c)Entire Compensation.  Notwithstanding anything to the contrary set forth herein, the compensation provided for in this Section 5 shall constitute full payment for the Services to be rendered by the Consultant to the Company.

6.Termination. The Company may, without prejudice to any right or remedy it may have due to any failure of the Consultant to perform its obligations under this Agreement, terminate the Consultant and the Consulting Period upon fourteen (14) days’ prior written notice to the Consultant. In the event of such termination, the Consultant shall be entitled to payment for amounts accrued hereunder and for expenses paid or incurred prior to the effective date of termination in accordance with Section 3 above. Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company. Notwithstanding the foregoing, the Company may terminate the Consultant and Consulting Period effective immediately upon receipt of written notice, if the Consultant breaches or threatens to breach any provision of Sections 3 or 8 of this Agreement or Sections 2.2 or 2.3 of the Employment Agreement.

7.Co-operation; Reports.  During the Consulting Period:

(a)The Consultant shall use its best efforts in the performance of its obligations under this Agreement to successfully perform the Services within the timeframes and deadlines set forth on Schedule A.  The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform its obligations hereunder. The Consultant shall co-operate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning safety of persons and property.

(b)Consultant agrees that Consultant will periodically keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress.

8.Confidentiality.

(a)Definition of Confidential Information. “Confidential Information” means any non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), compounds, clinical data, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances, and other business information disclosed or made accessible by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, files, computer systems, equipment, or other property of Company, its affiliates or subsidiaries, including without limitation all Inventions (as defined below). Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; or (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records.

(b)Nonuse and Nondisclosure. Consultant shall hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of, the Confidential Information, and Consultant shall not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) disclose or publish the Confidential Information to any third party without the prior written consent of an authorized representative of Company. Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to Company and cooperate with Company to seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant.  Consultant agrees that it will require any and all agents, representatives, employees or independent contractors of Consultant to agree to abide by the same duties and obligations imposed on Consultant under this Section 8 and the next Section 9 and Consultant shall be fully liable for any breach of such duties and obligations by any such person or entity. Consultant agrees that Consultant’s obligations under this paragraph and the rest of Sections 8 and 9 shall remain in effect after the termination of this Agreement.

(c)Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent customer or employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence, unless Consultant has all required consents or authorizations to do so. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

(d)Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

9.Ownership and Rights.

(a)Assignment of Inventions. Consultant agrees that all right, title, and interest in and to any works of authorship, notes, records, drawings, designs, inventions, improvements, developments, discoveries, technology, software, processes, materials, know-how and trade secrets conceived, discovered, made, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, which arise out of, or in connection with, performing the Services under this Agreement (whether or not such activities occurred prior to, as or after the Effective Date of this

Agreement) and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights in, to or under the foregoing (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned), and hereby irrevocably assigns and transfers fully to the Company (and its successors and assigns), all right, title and interest in and to the Inventions.

(b)Other Materials. Subject to Section 9(a), Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention, or provides for use with any Invention, any works of authorship, notes, records, drawings, designs, inventions, improvements, developments, discoveries, technology, software, processes, materials, know-how and trade secrets or other proprietary information or intellectual property right owned or licensed by Consultant and which is not included within the definition of Invention or is not assignable to Company despite Section 9(a) (“Background Inventions”), (i) Consultant will provide the Company with prior written notice and (ii) Consultant hereby grants to Company a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Background Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Consultant will not incorporate any Background Invention (or any other non-Invention technology or intellectual property) into any Invention (nor provide the same to Company for use with any Inventions), or utilize the same in providing the Services, unless and until it has the full right and authority to do so and to grant the rights and licenses to Company set forth above and unless and until Consultant has obtained Company’s prior written permission including without limitation any free software or open source software.

(c)Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

(d)Maintenance of Records. Consultant agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Consultant (solely or jointly with others) during the term of this Agreement, and for a period of three (3) years thereafter. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that is customary in the industry and/or otherwise specified by the Company. Such records are and remain the sole property of the Company at all times and upon Company’s request, Consultant shall deliver (or cause to be delivered) the same.

(e)Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Inventions and testifying in a suit or other proceeding relating to such Inventions. Consultant further agrees that Consultant’s obligations

under this Section 9 shall continue after the termination of this Agreement.    Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company hereunder, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

(f)Applicability to Past Activities.  Consultant agrees that if and to the extent that Consultant provided any services or made efforts for the benefit of Company, or related to the current or prospective business of Company in anticipation of Consultant’s involvement with the Company, that would have been “Services” if performed during the term of this Agreement (the “Prior Consulting Period”) and to the extent that during the Prior Consulting Period: (i) Consultant received access to any information of Company that would have been Confidential Information during the term of this Agreement; or (ii) Consultant conceived, created, authored, invented, developed or reduced to practice any item (including any intellectual property rights with respect thereto) for the benefit of Company, or related to the current or prospective business of Company in anticipation of Consultant’s involvement with Company, that would have been an Invention during the term of this Agreement; then any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed an “Invention” hereunder, and this Agreement shall apply as if it were during the term of this Agreement. Consultant further acknowledges that Consultant has been fully compensated for all services provided during any such Prior Consulting Period.

10.Survival of Provisions.  Sections 2 and 8 through 24 hereof shall survive the expiration or termination of this Agreement.

11.Supersedes Other Agreements.  This Agreement, including all Schedules and exhibits hereto, constitutes the complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and is in lieu of any and all other consulting and compensation arrangements and all other prior or contemporaneous understanding, representations, communications and agreements between the Consultant and the Company with respect to such subject matter, except as otherwise provided herein.

12.No Employment Relationship.    The parties hereto acknowledge and agree that following the Termination Date, the Consultant is an independent contractor and not an employee, agent, joint venturer or partner of the Company, and nothing herein shall be construed to be inconsistent with this relationship or status. While Consultant may perform the Services under the general direction of Company, Consultant will determine, in Consultant’s sole discretion, the manner and means by which the Services are accomplished. With respect to compensation paid for the Services, the Consultant shall have sole responsibility for withholding of and paying all applicable federal, state or local taxes or contributions imposed under any unemployment insurance, social security, income tax or other tax law or regulation with respect to the Consultant's performance of Services or receipt of compensation hereunder (including any equity compensation such as restricted stock awards or stock options granted after the Termination

Date as compensation for the performance of Services).  In addition, following the Termination Date and except with respect to amounts previously accrued and COBRA, the Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, unemployment, medical, pension or other employee welfare benefits and payments provided to employees of the Company.  If the Consultant is reclassified by a state or federal agency or court as an employee of the Company, the Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company’s benefit plans in effect at the time of such reclassification, the Consultant would otherwise be eligible for such benefits.  The Consultant shall not have any authority to contract for or bind the Company in any manner.

13.Amendments.  Any amendment to this Agreement shall be made in writing and signed by both the parties hereto.

14.Enforceability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then the rest of the Agreement shall remain in full force and effect and such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

15.Governing Law.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware, without reference to or application of conflicts of laws or choice of law rules or principles thereunder.  To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in Kansas City, Kansas.

16.Assignability.  This Agreement will be binding upon Consultant’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. Consultant may not sell, assign or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company, subject to the Consultant’s consent, which shall not be unreasonably withheld, may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise.

17.Notices.  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed facsimile; addressed to such party at the address set  forth on the signature page below or such other address as may hereafter be designated in writing by the addressee to the addressor:   Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

18.Waivers.  No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or its duly authorized agent.  No delay or failure to enforce any provision, right or remedy herein shall constitute a waiver thereof.  A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

19.Return of Materials.  Upon any expiration or termination of this Agreement, or upon Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, those records maintained pursuant to Section 9(d) and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control.

20.Indemnification.  Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees, contractors or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant or Consultant’s assistants, employees, contractors or agents of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any claim of infringement, misappropriation or violation of a third party’s rights resulting in whole or in part from the Consultant’s Services or from Company’s use of the Inventions, Background Inventions or other deliverables of Consultant under this Agreement.

21.Limitation of Liability. IN NO EVENT SHALL COMPANY BE LIABLE TO CONSULTANT OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL COMPANY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO CONSULTANT UNDER THIS AGREEMENT FOR THE SERVICES, DELIVERABLES OR INVENTION GIVING RISE TO SUCH LIABILITY.

22.Attorney’s Fees.  In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

23.Release.

(a)Consultant hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Releasees”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to Consultant’s signing this Agreement, except claims that the law does not permit me to waive by signing this release and waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Consultant’s employment with the Company or the termination of that employment; (2) all claims related to Consultant’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990,  the Kansas Anti-discrimination Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Labor and Industries Act, the Massachusetts Privacy Act, the Massachusetts Wage Act and the Massachusetts Maternity Leave Act, all as amended.

(b)Notwithstanding the foregoing, nothing in this Section 23 shall constitute a release by Consultant of any claims or damages based on (i) any right Consultant may have to eligibility for indemnification under applicable law, Company governance documents or under any applicable insurance policy with respect to Consultant’s liability as an employee or officer of the Company, (ii) Consultant’s rights pursuant to the Equity Awards pursuant to their terms, (iii) Consultant’s rights under the terms of this Agreement or (iv) Consultant’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

(c)Consultant understands and agrees that Consultant has executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Consultant’s claims against the Company and any of the other Releasees.  Consultant acknowledges that:  (a) Consultant has read this Agreement; (b) Consultant has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Consultant has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Consultants’ own choice or has elected not to retain legal counsel; (d) Consultant understands the terms and consequences of this Agreement and of the releases it contains; and (e) Consultant is fully aware of the legal and binding effect of this Agreement.

24.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the Effective Date written below.

Effective Date: August 30, 2016
CONSULTANT: JULIA STEPHANUS	ARATANA THERAPEUTICS, INC.
Name: Julia Stephanus	Name: Steven St. Peter
By: /s/ Julia Stephanus	By: /s/ Steven St. Peter
Title: Commercial Consultant	Title: President and CEO
Address: XXXX X. XXst St. XXXXXXX, KS XXXXX	Address: 11400 Tomahawk Creek Parkway, Suite 340, Leawood, KS 66211
Phone: XXX-XXX-XXXX	Phone: 913-353-1000
Email: XXXXXXXXXX@aratana.com	Email: XXXXXXXX@aratana.com

SCHEDULE A

SERVICES AND COMPENSATION

1.Contact. Consultant’s principal Company contact:

Name: Brent Standridge

Title:    Chief Operating Officer

Email:  XXXXXXXXXXX@aratana.com

Phone: (913) 353-XXXX

2.Services.  The Services will include, but will not be limited to, the following:

•Assist as requested on marketing, branding and commercial matters.

•Serve as a liaison with collaboration partners on commercial and strategic alliance matters.

•Provide guidance on trademark and copyright strategies on behalf of the Company.

•Input on business development projects, as requested.

•Such other tasks and projects as the Company may reasonably request from time to time.

3.Compensation.

A.Cash.   The Company will pay Consultant $170.00 per hour for each full hour spent by Consultant performing the Services, except that Consultant will not be paid for more than 30 hours per week without the written approval of the President and CEO. As further consideration for Consultant’s performance of the Services, Consultant shall be eligible (but not entitled) to receive additional discretionary cash compensation, such as approximately 20% of the total cash compensation paid to Consultant under the Agreement (a “Discretionary Fee”).  Any Discretionary Fee shall be paid at the sole discretion of the Company upon the occurrence of such events as are deemed appropriate by the Company, including expiration of the Consulting Period.

B.Equity.   Subject to the approval of the Compensation Committee of the Board of Directors of the Company, Consultant will also be eligible to receive a grant of restricted stock in the Company, pursuant to vesting requirements and other terms consistent with the Company’s 2013 Incentive Award Plan, substantially as described in the form of Restricted Stock Agreement attached hereto on Exhibit A.

C.Expenses.  The Company will reimburse Consultant, in accordance with Company policy, for all reasonable, out-of-pocket expenses actually incurred by Consultant in performing the Services pursuant to this Agreement, provided, however, that the Consultant shall submit receipts or other proof of such expenses before Company will have any obligation to reimburse them.  All expenses in excess of $2,500 individually or $5,000 in the aggregate require the prior written approval of Company before Company has any obligation to reimburse such expenses.  Approved travel expenses shall be reimbursed according to the Company’s travel and/or expense policies.  The Company shall pay to the Consultant all undisputed amounts hereunder within thirty (30) days of receipt of an invoice therefor along with documentary backup.

4.Invoices.

Every month, Consultant shall submit to the Company a written invoice for Services and expenses, and such statement shall be subject to the approval of the contact person listed above or other designated agent of the Company.  The Company shall pay to the Consultant all undisputed amounts hereunder within thirty (30) days of receipt of an invoice.

5.Term of Consulting Services.

From October 3, 2016 through October 31, 2016, at which point the term shall automatically renew for successive one (1) month periods unless either party provides written notice of non-renewal to the other party at least fourteen (14) days before the end of the initial term or any renewal term.

This Schedule A is accepted and agreed upon as of August 30, 2016.

CONSULTANT	ARATANA THERAPEUTICS, INC.
By: /s/ Julia Stephanus	By: /s/ Steven St. Peter
Name: Julia Stephanus	Name: Steven St. Peter
Title: Commercial Consultant	Title: President and CEO

Exhibit A

Form of Restricted Stock Agreement

ARATANA THERAPEUTICS,  INC.
2013 INCENTIVE AWARD PLAN

RESTRICTED STOCK GRANT NOTICE

Aratana Therapeutics, Inc., a Delaware corporation (the “Company”), pursuant to its 2013 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) the number of shares of Restricted Stock (the “Shares”) set forth below.  The Shares are subject to the terms and conditions set forth in this Restricted Stock Grant Notice (the “Grant Notice”) and the Restricted Stock Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in the Grant Notice and the Agreement.

Participant:	Julia Stephanus
Grant Date:	October 3, 2016
Total Number of Shares of Restricted Stock:	8,500
Vesting Schedule:

Subject to the terms of the Agreement, one-fourth of the Shares shall vest monthly at the end of each month, such that one-fourth of the Shares (2,125 Shares) shall vest on October 31, 2016, one-fourth of the Shares (2,125 Shares) shall vest on November 30, 2016, one-fourth of the Shares (2,125 Shares) shall vest on December 31, 2016 and the remaining one-fourth of the Shares (2,125 Shares) shall vest on January 31, 2017.

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice.  Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement and the Plan.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice or the Agreement.

Aratana therapeutics, Inc.		PARTICIPANT
By:		By:
Print Name:	Steven St. Peter	Print Name:	Julia Stephanus
Title:	President and CEO

EXHIBIT A

TO RESTRICTED STOCK GRANT NOTICE

RESTRICTED STOCK AGREEMENT

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the number of Shares set forth in the Grant Notice.

ARTICLE I.

GENERAL

1.1Defined Terms.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.2Incorporation of Terms of Plan.  The Shares issued to Participant pursuant to the Grant Notice are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

ISSUANCE OF SHARES

2.1Issuance of Shares.  In consideration of Participant’s past and/or continued service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, this Agreement and the Plan.

2.2Issuance Mechanics.  As of the Grant Date, the Company shall issue the Shares in the form of Common Stock (“Stock”) to Participant and shall (a) cause a stock certificate or certificates representing such shares of Stock to be registered in the name of Participant, or (b) cause such shares of Stock to be held in book-entry form.  If a stock certificate is issued, it shall be delivered to and held in custody by the Company and shall bear the restrictive legends required by Section 5.1.  If the shares of Stock are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions of this Agreement.

ARTICLE III.

FORFEITURE AND TRANSFER RESTRICTIONS

3.1Forfeiture Restriction.  Subject to the provisions of Section 3.2 below, in the event of Participant’s Termination of Service for any reason, including as a result of Participant’s death or Disability, all of the Unreleased Shares (as defined below) shall thereupon be forfeited immediately and without any further action by the Company (the “Forfeiture Restriction”), except as otherwise provided in a written agreement between Participant and the Company.  Upon the occurrence of such forfeiture, the Company shall become the legal and beneficial owner of the Unreleased Shares and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Unreleased Shares being forfeited by Participant.  The Unreleased Shares shall be held by the Company in accordance with Section 3.3 until the Shares are forfeited as provided in this Section 3.1, until such Unreleased Shares are fully released from the Forfeiture Restriction as provided in Section 3.2 or until such time as this Agreement is no longer in effect.  Participant hereby authorizes and directs the Secretary of the

Company, or such other person designated by the Administrator, to transfer any Unreleased Shares that are forfeited pursuant to this Section 3.1 from Participant to the Company.

3.2Release of Shares from Forfeiture Restriction.  The Shares shall be released from the Forfeiture Restriction in accordance with the vesting schedule set forth in the Grant Notice.  Any of the Shares which, from time to time, have not yet been released from the Forfeiture Restriction are referred to herein as “Unreleased Shares.”  In the event any of the Unreleased Shares are released from the Forfeiture Restriction, any Retained Distributions (as defined below) paid on such Unreleased Shares shall be promptly paid by the Company to Participant.  As soon as administratively practicable following the release of any Shares from the Forfeiture Restriction, the Company shall, as applicable, either deliver to Participant the certificate or certificates representing such Shares in the Company’s possession belonging to Participant, or, if the Shares are held in book-entry form, then the Company shall remove the notations indicating that the shares are subject to the restrictions of this Agreement.  Participant (or the beneficiary or personal representative of Participant in the event of Participant’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances as the Company or its representatives deem necessary or advisable in connection with any such delivery.

3.3Escrow.

(a)The Unreleased Shares shall be held by the Company until such Unreleased Shares are forfeited as provided in Section 3.1, until such Unreleased Shares are fully released from the Forfeiture Restriction as provided in Section 3.2 or until such time as this Agreement is no longer in effect.  Participant shall not retain physical custody of any certificates representing Unreleased Shares issued to Participant.  Participant, by acceptance of this Award, shall be deemed to appoint, and does so appoint, the Company and each of its authorized representatives as Participant’s attorney(s)-in-fact to effect any transfer of forfeited Unreleased Shares (and Retained Distributions, if any, paid on such forfeited Unreleased Shares) to the Company as may be required pursuant to the Plan or this Agreement, and to execute such representations or other documents or assurances as the Company or such representatives deem necessary or advisable in connection with any such transfer.  To the extent allowable by Applicable Law, the Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Shares in escrow and while acting in good faith and in the exercise of its judgment.

(b)The Company will retain custody of all cash dividends and other distributions (“Retained Distributions”) made or declared with respect to Unreleased Shares (and such Retained Distributions will be subject to the Forfeiture Restriction and the other terms and conditions under this Agreement that are applicable to the Shares) until such time, if ever, as the Unreleased Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested pursuant to the Grant Notice.  Retained Distributions that were made or declared in cash will be deemed reinvested in notional shares of Stock such that upon release and distribution of such Retained Distributions to Participant as set forth in the immediately preceding sentence, Participant shall be entitled to receive on the date of such distribution or release an amount of cash or the number of whole shares of Stock or a combination thereof, as determined by the Administrator, the aggregate fair value of which shall be equal to the Fair Market Value of the notional shares of Stock to which such released Retained Distributions relate.  Any Retained Distributions with respect to Unreleased Shares shall be forfeited in the event such Unreleased Shares are forfeited.

3.4Rights as Stockholder.  Except as otherwise provided herein, upon issuance of the Shares by the Company, Participant shall have all the rights of a stockholder with respect to said Shares, subject to the restrictions herein, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

ARTICLE IV.

TAXATION AND TAX WITHHOLDING

4.1Representation.  Participant represents to the Company that Participant has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  Participant is ultimately liable and responsible for all taxes owed in connection with this investment and the transactions contemplated by this Agreement, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Shares.  Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the Shares or Participant’s sale of shares of Stock.  The Company and the Subsidiaries do not commit and are under no obligation to structure this investment or the transactions contemplated by this Agreement to reduce or eliminate Participant’s tax liability.

4.2Section 83(b) Election.  If Participant makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to be taxed with respect to the Shares as of the date of transfer of the Shares rather than as of the date or dates upon which Participant would otherwise be taxable under Section 83(a) of the Code, Participant shall deliver a copy of such election to the Company promptly upon filing such election with the Internal Revenue Service.

4.3Tax Withholding.  Notwithstanding any other provision of this Agreement:

(a)The Company and its Subsidiaries have the authority to deduct or withhold, or require Participant to remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by law to be withheld with respect to any taxable event arising pursuant to this Agreement.  The Company and its Subsidiaries may withhold or Participant may make such payment in one or more of the forms specified below:

(i)by cash or check made payable to the Company or the Subsidiary with respect to which the withholding obligation arises;

(ii)by the deduction of such amount from other compensation payable to Participant;

(iii)with respect to any withholding taxes arising in connection with the vesting of the Shares, with the consent of the Administrator, by requesting that the Company and its Subsidiaries withhold a net number of vested Shares having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(iv)with respect to any withholding taxes arising in connection with the vesting of the Shares, unless the Administrator or the Company’s Chief Executive Officer otherwise determines, by tendering to the Company vested shares of Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(v)with respect to any withholding taxes arising in connection with the vesting of the Shares, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to those Shares that are then becoming vested and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Subsidiary with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Administrator, but in any event not later the settlement of such sale; or

(vi)in any combination of the foregoing.

(b)With respect to any withholding taxes arising in connection with the Shares, in the event Participant fails to provide timely payment of all sums required pursuant to Section 4.3(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 4.3(a)(ii) or Section 4.3(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing the Shares to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting of the Shares or any other taxable event related to the Shares.

(c)In the event any tax withholding obligation arising in connection with the Shares will be satisfied under Section 4.3(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares of Stock from those Shares that are then becoming vested as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the withholding obligation arises.  Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 4.3(c), including the transactions described in the previous sentence, as applicable.  The Company may refuse to deliver any certificate representing the Shares to Participant or his or her legal representative until the foregoing tax withholding obligations are satisfied.

(d)Participant is ultimately liable and responsible for all taxes owed in connection with the Shares, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Shares.  Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the Shares or the subsequent sale of the Shares.  The Company and the Subsidiaries do not commit and are under no obligation to structure this Award to reduce or eliminate Participant’s tax liability.

ARTICLE V.

RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS

5.1Legends.  The certificate or certificates representing the Shares, if any, shall bear the following legend (as well as any legends required by the Company’s charter and Applicable Law):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE IN FAVOR OF THE COMPANY AND

MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

5.2Refusal to Transfer; Stop-Transfer Notices.  The Company shall not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.  Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

5.3Removal of Legend.  After such time as the Forfeiture Restriction shall have lapsed with respect to the Shares, and upon Participant’s request, a new certificate or certificates representing such Shares shall be issued without the legend referred to in Section 5.1 and delivered to Participant.  If the Shares are held in book entry form, the Company shall cause any restrictions noted on the book form to be removed.

ARTICLE VI.

OTHER PROVISIONS

6.1Administration.  The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons.  To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.

6.2Shares Not Transferable.  The Shares and Retained Distributions may not be sold, pledged, assigned or transferred in any manner unless and until the Forfeiture Restrictions have lapsed.  No Unreleased Shares or Retained Distributions or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

6.3Adjustments.  The Administrator may accelerate the vesting of all or a portion of the Unreleased Shares in such circumstances as it, in its sole discretion, may determine.  Participant acknowledges that the Shares are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.

6.4Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records.  By a notice given pursuant to this Section 6.4, either party may hereafter designate a different address for notices to be given to that party.  Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

6.5Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

6.6Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

6.7Conformity to Securities Laws.  Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Law, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Shares are granted, only in such a manner as to conform to Applicable Law.  To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.

6.8Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Shares in any material way without the prior written consent of Participant.

6.9Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in Section 6.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

6.10Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Shares, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

6.11Not a Contract of Employment.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

6.12Entire Agreement.  The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

6.13Section 409A.  This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”).  However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

6.14Agreement Severable.  In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

6.15Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Award.

6.16Counterparts.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

6.17Broker-Assisted Sales.  In the event of any broker-assisted sale of shares of Stock in connection with the payment of withholding taxes as provided in Section 4.3(a)(iii) or Section 4.3(a)(v): (A) any shares of Stock to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (B) such shares of Stock may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (C) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (D) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (E) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (F) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or its Subsidiary with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.

* * * * *